Exhibit 99.1

Natera Executives and Board to Take Pay in Stock Instead of Cash

Leadership, Board to Exchange Cash Compensation for Shares

AUSTIN, Texas, March 14, 2022 — Natera, Inc. (NASDAQ: NTRA), a global leader in cell-free DNA testing, announced that its executive leaders and board of directors have unanimously agreed on a compensation change that will see them take company stock instead of their salaries and retainers for the remainder of 2022.

Steve Chapman, CEO, Mike Brophy, CFO, Bob Schueren, COO, Jonathan Sheena, co-founder and director, and Matthew Rabinowitz, executive chairman, along with all of Natera’s non-employee directors, will be taking their salaries and retainers in equity for the remainder of 2022.

“We are taking this step to express our confidence in Natera’s strong fundamentals and future business outlook.” said CEO Steve Chapman. “We believe we have all the pieces in place to deliver on our business plan and financial guidance for 2022.”

About Natera

Natera™ is a global leader in cell-free DNA testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health, and inform earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 100 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements and are not a representation that Natera’s plans, estimates, or expectations will be achieved. These forward-looking statements represent Natera’s expectations as of the date of this press release, and Natera disclaims any obligation to update the forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including with respect to our ability to achieve our financial projections and business goals, our efforts to develop and commercialize new product offerings, whether the results of clinical or other studies will support the use of our product offerings, the impact of results of such studies, our expectations of the reliability, accuracy and performance of our tests, or of the benefits of our tests and product offerings to patients, providers and payers. Additional risks and uncertainties are discussed in greater detail in "Risk Factors" in Natera’s recent filings on Forms 10-K and 10-Q and in other filings Natera makes with the SEC from time to time. These documents are available at www.natera.com/investors and www.sec.gov.

Contacts

Investor Relations: Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media: Kate Stabrawa, Communications, Natera, Inc., pr@natera.com